Exhibit 21.1

PIONEER POWER SOLUTIONS, INC.

Subsidiaries (All 100% Owned)

Subsidiaries of the Registrant	State or Other Jurisdiction of Incorporation

Pioneer Electrogroup Canada Inc.	Canada
Pioneer Transformers Ltd.	Canada
Bernard Granby Realty Inc.	Canada
Pioneer Wind Energy Systems Inc.	Canada
7834080 Canada Inc.	Canada
Pioneer Wind Energy Services, Inc.	Delaware
AAER USA Inc.	Delaware
Wind-Smart LLC	Rhode Island
Jefferson Electric, Inc.	Delaware
JE Mexican Holdings, Inc.	Delaware
Nexus Custom Magnetics, LLC	Texas
Nexus Magneticos de Mexico, S. de R.L. de C.V.	Mexico